Exhibit 99.1

Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com Investor contact: Robert Quartaro (954) 769-7342 quartaror@autonation.com
AutoNation Announces Total Retail New Vehicle Unit Sales of 28,796 in March 2014,
Highest March Total Retail New Vehicle Unit Sales Since 2006(1)

•	Total retail new vehicle unit sales in March 2014 increased 6% versus March 2013

•	First quarter total retail new vehicle unit sales were 70,217, up 4% over first quarter 2013, the best since 2007(1)
FORT LAUDERDALE, Fla., April 2, 2014 - AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced that its total retail new vehicle unit sales in March 2014, as reported to the applicable automotive manufacturers, were 28,796, an increase of 6% as compared to March 2013. Same-store retail new vehicle unit sales in March 2014 were 28,158, an increase of 4% as compared to March 2013. Total retail new vehicle unit sales for AutoNation’s operating segments in March 2014 were as follows:

•	9,233 for Domestic, up 9% versus March 2013,

•	14,183 for Import, up 3% versus March 2013, and

•	5,380 for Premium Luxury, up 8% versus March 2013.
Total retail new vehicle unit sales in the first quarter of 2014, as reported to the applicable automotive manufacturers, were 70,217, an increase of 4% as compared to the first quarter of 2013. Same-store retail new vehicle unit sales in the first quarter of 2014 were 68,682, an increase of 2% compared to the first quarter of 2013. Total retail new vehicle unit sales for AutoNation’s operating segments in the first quarter of 2014 were as follows:

•	22,068 for Domestic, up 4% versus first quarter of 2013,

•	34,651 for Import, up 3% versus first quarter of 2013, and

•	13,498 for Premium Luxury, up 5% versus first quarter of 2013.
AutoNation expects to report April 2014 retail new vehicle unit sales on Friday, May 2, 2014.
(1) As compared to prior total retail new vehicle unit sales recorded in accordance with GAAP on a continuing operations basis.
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The information provided in this news release is based on sales reports provided by our stores to the applicable automotive manufacturers and is provided on a continuing operations basis. These reports are prepared based on the standards established by the applicable automotive manufacturers, which differ from GAAP revenue recognition and other requirements and are based on the time periods set by the automotive manufacturers for reporting monthly sales (which generally differ from the calendar month). As a result, our operating results calculated and presented in accordance with GAAP, including our new vehicle unit sales, may differ materially from any results expressed or implied by the information provided in our monthly sales reports and summarized in this news release and future news releases. In addition, new vehicle unit sales are subject to seasonal trends. Consequently, new vehicle unit sales for a particular month are not necessarily indicative of results to be expected for a full quarter or year. Please refer to our public filings with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K for the year ended December 31, 2013 and our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, for additional information regarding our operations. Investors should not assume that our disclosure of the information in this news release means that we have determined that such information is material to the Company.

About AutoNation, Inc.
AutoNation is transforming the automotive retail industry through bold leadership. We deliver a superior automotive retail experience through our customer-focused sales and service processes. Owning and operating 270 new vehicle franchises, which sell 33 new vehicle brands across 15 states, AutoNation is America’s largest automotive retailer, with state-of-the-art operations and the ability to leverage economies of scale that benefit the customer. As an indication of our leadership position in our industry, AutoNation is a component of the S&P 500 Index.

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